Exhibit 10-2
FORBEARANCE AGREEMENT
          This FORBEARANCE AGREEMENT (the “Agreement”), dated as of May 25, 2007, by and among LEXINGTON PRECISION CORPORATION, a Delaware corporation (“Lexington”), and each of the undersigned holders (collectively, “Holders” and each, a “Holder”) of 12% Senior Subordinated Notes due August 1, 2009 (the “Notes”) issued by Lexington pursuant to the Indenture dated as of December 18, 2003 (the “Original Indenture” and, together with and after giving effect to the First Supplemental Indenture (as defined below), the “Indenture”).
WITNESSETH:
          WHEREAS, Lexington and the Holders are engaged in good faith negotiations with the objective of reaching an agreement with regard to a corporate and financial restructuring of Lexington and its subsidiaries, including indebtedness held by the Holders;
          WHEREAS, Lexington has failed to make the November 1, 2006 and the February 1, 2007 interest payments (the “Interest Payments”) due under the Indenture;
          WHEREAS, the Holders and Lexington are desirous of continuing good faith negotiations and in furtherance thereof, the Holders have agreed to forbear from the exercise of any rights or remedies under the Indenture as provided in this Agreement; and
          WHEREAS, Lexington and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”) under the Indenture, desire to supplement the Original Indenture with the supplemental indenture, attached hereto as Exhibit A (the “First Supplemental Indenture”).
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements as set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lexington and each Holder hereby agree as follows:
          1. Definitions. Each term used as a defined term in this Agreement but not defined herein has the meaning given to such term in the Indenture. In addition, the following terms shall have the meanings ascribed as follows:
     “CapitalSource Senior Facility” shall mean the Credit and Security Agreement by and among Lexington and Lexington Rubber Group, Inc. (“LRGI”) as borrowers, CapitalSource Finance LLC (“CapitalSource”) as a lender, as Agent, and as Co-Documentation Agent, and Webster Business Credit Corporation as a lender and as Co-Documentation Agent, dated May 31, 2006.
     “Refinancing” shall mean a refinancing of the Indebtedness of Lexington and LRGI in sufficient amount and on such terms as permit Lexington to repay in full the Notes (other than the Notes held by affiliates of Lexington).

     “Required Holders” shall mean those Holders who own a majority of the outstanding principal amount of the Notes.
     “Sale” shall mean a sale of either (i) Lexington; (ii) the stock of LRGI; or (iii) the assets and business of LRGI.
          2. Forbearance.
          (a) Generally. The Holders hereby agree that during the Forbearance Period (as defined below) each Holder will forbear from the exercise of any rights or remedies (including instructing the Trustee to take actions on its behalf) it may have under the Indenture, applicable law or otherwise, including joining or filing an involuntary petition under title 11 of the United States Code against Lexington or any of its subsidiaries, that arise solely as a result of (x) Lexington’s nonpayment of (i) the Interest Payments or (ii) any other interest payments due on the Notes during the Forbearance Period, or (y) the triggering of an event of default under Section 6.01(4) or (5) of the Indenture.
          (b) Forbearance Period. The period of forbearance (the “Forbearance Period”) shall commence on the date hereof and end on November 25, 2007, subject to earlier termination pursuant to the terms of Section 2(c) hereof.
          (c) Early Termination of Forbearance Period. Notwithstanding any provision of this Agreement to the contrary, the Required Holders, in their sole discretion, may terminate this Agreement at any time if:
               (i) Lexington is in violation of the terms of this Agreement; provided, however, that the Required Holders shall timely notify Lexington of such violation; and provided further, however, that the Required Holders may not terminate this Agreement if Lexington cures the violation within three (3) business days after receiving notice of such violation; or
               (ii) CapitalSource accelerates the Indebtedness under the CapitalSource Senior Facility or ceases to make loans available under the CapitalSource Senior Facility as a result of a default thereunder.
          (d) Conditions Precedent. This Agreement shall become effective only upon satisfaction or waiver by Lexington of the following conditions precedent:
               (i) Each Holder shall have consented to the execution and delivery by Lexington and the Trustee of the First Supplemental Indenture.
               (ii) Lexington and the Trustee shall have simultaneously herewith executed the First Supplemental Indenture.
          (e) Holders’ Rights and Remedies upon Expiration or Termination of Forbearance Period. Upon the expiration of the Forbearance Period as provided in Section 2(b) hereof or termination of the Forbearance Period pursuant to Section 2(c)

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hereof, each of the Holders shall have all rights and remedies available to it under the Indenture, applicable law or otherwise with respect to any default under the Indenture that may have occurred at any time prior to the expiration or termination of the Forbearance Period and which default has not been waived or otherwise cured.
          3. Forbearance Interest. Notwithstanding any provision in the Indenture to the contrary, the interest rate on the Notes shall be increased to 16% per annum from March 9, 2007 to the earlier of (i) the date of Redemption (as defined below) of the Notes held by the Holders or (ii) the filing of a voluntary or an involuntary petition by or against Lexington or any of its subsidiaries under title 11 of the United States Code or commencement of any similar proceeding under state law.
          4. Additional Covenants and Terms.
          (a) Lexington covenants and agrees as follows:
               (i) During the Forbearance Period, Lexington shall use commercially reasonable efforts to either conduct a Sale or consummate a Refinancing.
               (ii) Within ten (10) days after the date hereof, Lexington shall hire W.Y. Campbell & Company or another investment banker of recognized national standing in the sale of middle-market industrial companies (the “Investment Banker”) to conduct a Sale or consummate a Refinancing.
               (iii) Within forty-five (45) days after the date hereof, Lexington shall make a “marketing book” with respect to a Sale or a Refinancing available to qualified buyers or financing sources who execute appropriate (as determined by Lexington) confidentiality agreements.
               (iv) Throughout the Forbearance Period, Lexington and the Investment Banker shall have a semi-weekly status call with the Holders regarding Lexington’s business and the sale and refinancing process.
               (v) Throughout the Forbearance Period, Lexington shall provide the Holders with monthly financial statements similar to those provided under the CapitalSource Senior Facility.
               (vi) Within three (3) business days after the closing date of a Sale or a Refinancing, from the net cash proceeds of such Sale or Refinancing, Lexington shall pay in cash, in immediately available funds, the aggregate outstanding principal amount of the Notes (other than those Notes held by affiliates of Lexington), plus all accrued interest thereon through the date of such repayment pursuant to this Section 4(a)(vi) (the “Redemption”).
               (vii) Throughout the Forbearance Period, Lexington shall not incur any additional Indebtedness, except (i) debt pursuant to the CapitalSource Senior Facility (or any replacement or refinancing thereof); (ii) purchase money or similar

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financing for the purchase of property and equipment not in excess of $500,000 at any one time outstanding; and (iii) Indebtedness junior to the Notes.
          (b) Each Holder covenants and agrees as follows:
               (i) All existing confidentiality agreements between each Holder and Lexington are hereby extended until the expiration or termination of the Forbearance Period.
               (ii) Each Holder by executing this Agreement, hereby, (x) authorizes the Trustee to execute and deliver the First Supplemental Indenture and (y) agrees not to direct the Trustee to take any action during the Forbearance Period to enforce any rights or remedies the Trustee may have under the Indenture, including accelerating the Notes, as a result of the matters referred to in Section 2(a) hereof.
               (iii) No Holder may sell, assign or transfer its ownership interest in the Notes unless the purchaser, assignee or transferee agrees in writing to be bound by the terms of this Agreement.
          5. Representation as to Beneficial Ownership. Each of the Holders represents that, as of the date hereof, it is the beneficial owner of, and/or the investment adviser or manager (with the power to vote and dispose of such Notes issued pursuant to the Indenture on behalf of the beneficial owners) for the beneficial owners of, the Notes issued pursuant to the Indenture, in the amount set forth below its name on the signature pages hereto.
          6. Expenses. Lexington agrees that it shall continue to reimburse Andrews Kurth LLP, counsel to the Holders, pursuant to the terms of that certain Engagement Letter, dated December 26, 2006, by and between Lexington and Andrews Kurth LLP, through the expiration or termination of the Forbearance Period.
          7. Headings. The titles and headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          8. Modification. This Agreement may not be altered, modified or amended except by a writing signed by each party hereto.
          9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction.
          10. Successors and Assigns. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns and transferees.

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          11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.
          12. Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
          13. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other person or entity shall be a third-party beneficiary hereof.
          14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:
     if to Lexington:
Lexington Precision Corporation
800 Third Avenue, 15th Floor
New York, New York 10022
Attention: Michael A. Lubin
     if to the Holders:
To the addresses listed on the signature
pages below the name of each Holder
or to such other address as the party to whom notice is given may have previously furnished to the others in writing.
          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

LEXINGTON PRECISION CORPORATION
By:	/s/ Warren Delano
	Name:	Warren Delano
	Title:	President

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Name of Holder:	Jefferies High Yield Trading, LLC
Address:	The Metro Center One Station Place, Three North Stamford, CT 06902
Amount of 12% Senior Subordinated Notes
due August 1, 2009 Beneficially Owned: $12,690,000
JEFFERIES HIGH YIELD TRADING, LLC

By:	/s/ Robert J. Welch
	Name:	Robert J. Welch
	Title:	Chief Financial Officer

6.

Name of Holder:	Wilfrid Aubrey Growth Fund, L.P.
Address:	100 William Street, Suite 1850 New York, NY 10038
Amount of 12% Senior Subordinated Notes
due August 1, 2009 Beneficially Owned: $1,621,000
WILFRID AUBREY GROWTH FUND, L.P.
By: WILFRID AUBREY ASSOCIATES LLC, a Delaware limited liability company, its General Partner

By:	/s/ Nicholas W. Walsh CFA
	Name:	Nicholas W. Walsh CFA
	Title:	Principal

Name of Holder:	Wilfrid Aubrey International Limited
Address:	100 William Street, Suite 1850 New York, NY 10038
Amount of 12% Senior Subordinated Notes
due August 1, 2009 Beneficially Owned: $2,856,000
WILFRID AUBREY INTERNATIONAL LIMITED
By: WILFRID AUBREY LLC, a Delaware limited liability company, its Investment Manager

By:	/s/ Nicholas W. Walsh CFA
	Name:	Nicholas W. Walsh CFA
	Title:	Principal

7.

Name of Holder:	First Trust Strategic High Income Fund
Address:	2527 Nelson Miller Parkway, Suite 207 Louisville, KY 40223
Amount of 12% Senior Subordinated Notes
due August 1, 2009 Beneficially Owned: $1,500,000
FIRST TRUST STRATEGIC HIGH INCOME FUND
By: VALHALLA CAPITAL PARTNERS LLC, its Sub-Advisor

By:	/s/ Rip Mecherle
	Name:	Rip Mecherle
	Title:	Managing Partner

Name of Holder:	First Trust Strategic High Income Fund II
Address:	2527 Nelson Miller Parkway, Suite 207 Louisville, KY 40223
Amount of 12% Senior Subordinated Notes
due August 1, 2009 Beneficially Owned: $1,500,000
FIRST TRUST STRATEGIC HIGH INCOME FUND II
By: VALHALLA CAPITAL PARTNERS LLC, its Sub-Advisor

By:	/s/ Rip Mecherle
	Name:	Rip Mecherle
	Title:	Managing Partner

8.

Name of Holder:	Cape Fund, LP
Address:	One Georgia Center, Suite 1560 600 West Peachtree Street Atlanta, GA 30308
Amount of 12% Senior Subordinated Notes
due August 1, 2009 Beneficially Owned: $1,556,000
CAPE FUND, LP
By: CAPE INVESTMENTS, LLC, its General Partner

By:	/s/ J. T. King
	Name:	J. T. King
Title:

Name of Holder:	Cape Fund II, LP
Address:	One Georgia Center, Suite 1560 600 West Peachtree Street Atlanta, GA 30308
Amount of 12% Senior Subordinated Notes
due August 1, 2009 Beneficially Owned: $444,000
CAPE FUND II, LP
By: CAPE INVESTMENTS, LLC, its General Partner

By:	/s/ J. T. King
	Name:	J. T. King
Title:

9.

Name of Holder:	Hedgehog Capital LLC
Address:	1117 E. Putnam Ave., #320 Riverside, CT 06878
Amount of 12% Senior Subordinated Notes
due August 1, 2009 Beneficially Owned: $1,761,000
HEDGEHOG CAPITAL LLC

By:	/s/ Robert Chung
	Name:	Robert Chung
Title:

10.

Name of Holder:	Sandler Capital Structure Opportunities Master Fund, Ltd
Address:	711 Fifth Avenue, 15th Floor New York, NY 10022
Amount of 12% Senior Subordinated Notes
due August 1, 2009 Beneficially Owned: $1,271,000
SANDLER CAPITAL STRUCTURE OPPORTUNITIES MASTER FUND, LTD
By: SANDLER CAPITAL MANAGEMENT, its Investment Manager
     By: SERF CORP, a general partner

By:	/s/ Moira Mitchell
	Name:	Moira Mitchell
	Title:	President

Name of Holder:	Permal Capital Structure Opportunities, Ltd.
Address:	711 Fifth Avenue, 15th Floor New York, NY 10022
Amount of 12% Senior Subordinated Notes
due August 1, 2009 Beneficially Owned: $229,000
PERMAL CAPITAL STRUCTURE OPPORTUNITIES, LTD.
By: SANDLER CAPITAL MANAGEMENT, its Investment Manager
     By: SERF CORP, a general partner

By:	/s/ Moira Mitchell
	Name:	Moira Mitchell
	Title:	President

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EXHIBIT A
First Supplemental Indenture

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